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                        INDEPENDENT ACCOUNTANTS CONSENT


     We consent to the inclusion in this registration statement on Form S-4 (33-53631) of our report (which includes explanatory paragraphs regarding: 1) litigation for which the ultimate outcome cannot presently be determined; 2) the change in the Company's method of accounting for income taxes; and 3) the Company's ability to continue as a going concern), dated February 19, 1994, except for certain information presented in Notes 15 and 17 for which the date is March 1, 1994, on our audits of the consolidated financial statements and financial statement schedules of O'Brien Environmental Energy, Inc. as of June 30, 1993 and 1992, and for the years ended June 30, 1993, 1992 and 1991. We also consent to the reference to our firm under the caption 'experts' in the registration statement.

                                                 COOPERS & LYBRAND

2400 Eleven Penn Center
Philadelphia, Pennsylvania
June 3, 1994